Exhibit (a)(1)

OPTIONAL REPURCHASE NOTICE
TO HOLDERS OF
4.0625% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2039
CUSIP Number: 368682 AN 0

Reference is made to the Indenture, dated as of December 21, 2009 (the “Indenture”), between GenCorp Inc., a Delaware corporation (the “Company”) and The Bank of New York Mellon Trust Company, N.A., a national banking association organized under the laws of the United States of America (the “Trustee” or “Paying Agent”), pursuant to which the Company issued 4.0625% Convertible Subordinated Debentures due 2039 (the “Debentures”).  Pursuant to Section 3.02 of the Indenture and the terms of the Debentures, each holder (each a “Holder”) of the Debentures has the right to require the Company to repurchase all or a portion of its Debentures, in accordance with the terms, procedures and conditions set forth in the Indenture and the Debentures, on December 31, 2014.  Capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture and the Debentures, as applicable.

NOTICE IS HEREBY GIVEN, pursuant to the terms and conditions of the Indenture,  that each Holder has the option (the “Option”) to require the Company to repurchase all of such Holder’s Debentures, or any portion thereof that is a multiple of $1,000 principal amount, provided that the portion not so purchased is in a minimum principal amount of $2,000, on December 31, 2014, at a repurchase price in shares of Common Stock, equal to 100% of the principal amount of the Debentures being repurchased, plus any accrued and unpaid interest, including Additional Interest, if any, to, but excluding, December 31, 2014 (the “Optional Repurchase Price”), upon the terms and subject to the conditions set forth in the Indenture, the Debentures, this Optional Repurchase Notice and the related notice materials, as amended and supplemented from time to time (collectively, the “Notice Documents”). Pursuant to the terms of the Indenture, the Company has elected to pay 100% of the Optional Repurchase Price in shares of its Common Stock. The number of shares of the Common Stock a Holder will receive in exchange for the Optional Repurchase Price will be that number of shares equal to (x) the Optional Repurchase Price to be paid to such Holder, divided by (y) the product of (i) the price per share of the Common Stock determined during the 40 consecutive Trading Days ending on the second Trading Day immediately preceding the Optional Repurchase Date using the sum of the Repurchase Daily Price Fractions for such 40 consecutive Trading Days (where “Repurchase Daily Price Fraction” means, for each such trading day, 2.5% multiplied by the Daily VWAP (as defined in the Indenture) per share of Common Stock for such day), multiplied by (ii) 97.5%.

The Company will not deliver fractional shares for any Optional Repurchase Price payment.  Instead, the Company will either (i) deliver a number of shares of Common Stock rounded up to the nearest whole number of shares or (ii) pay cash in lieu of fractional shares based on the per-share value determined pursuant the terms of the Indenture.

Holders must exercise their right to elect repurchase prior to 5:00 p.m., New York City time, on December 30, 2014 by delivering the Debentures to be purchased, together with a written purchase notice (the “Repurchase Notice”) to the Paying Agent, the form of which is attached as Annex A and is pursuant to the terms provided in Section 3.04 of the Indenture.  The Debentures must be surrendered to the Paying Agent to collect the Optional Repurchase Price.  As of the date of this Optional Repurchase Notice, all Holders of the Debentures hold the Debentures through accounts with The Depository Trust Company (“DTC”) and there are no certificated Debentures in non-global form. Accordingly, all Debentures surrendered for repurchase hereunder must be delivered through the transmittal procedures of DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and conditions of that system.  Delivery of the Debentures via ATOP will satisfy the Holders’ requirement for physical delivery of a Repurchase Notice.

To exercise your Option to have the Company repurchase the Debentures and to receive payment of the Optional Repurchase Price, you must validly surrender your Debentures through DTC’s transmittal procedures prior to 5:00 p.m., New York City time, on December 30, 2014.  If your Debentures are held through a broker, dealer, commercial bank, trust company or other nominee, then you must contact such nominee and instruct such nominee to exercise your Option and surrender your Debentures through the transmittal procedures of DTC.

A Holder may withdraw its Repurchase Notice at any time prior to 5:00 p.m., New York City time, on December 30, 2014 by complying with the withdrawal procedures of DTC and those set forth in Section 3.04 of the Indenture.

If any Debenture called for redemption is converted prior to December 31, 2014, the Conversion Rate will be 111.0926 shares of the Company’s common stock per $1,000 principal amount of Debentures, subject to adjustment in accordance with the terms of the Indenture. Debentures as to which a Repurchase Notice has been given may be converted only if the Repurchase Notice is withdrawn in accordance with the terms of the Indenture.

The Paying Agent is The Bank of New York Mellon Trust Company, N.A., c/o Bank of New York Mellon Corporation, Corporate Trust-Reorganization Unit, 111 Sanders Creek Parkway, East Syracuse, New York 13057, Attention: Dacia Jones, Phone (315) 414-3349, Fax: (732) 667-9408.

The date of this Optional Repurchase Notice is October 2, 2014.

TABLE OF CONTENTS

Page

SUMMARY TERM SHEET			1

IMPORTANT INFORMATION CONCERNING THE OPTION			6
1.	Information Concerning the Company		6
2.	Information Concerning the Debentures		6
	2.1	The Company’s Obligation to Repurchase the Debentures	6
	2.2	Optional Repurchase Price	7
	2.3	Conversion Rights of the Debentures	8
	2.4	Market for the Debentures and our Common Stock	8
	2.5	Optional Redemption	9
	2.6	Holders’ Right to Require Repurchase Upon a Fundamental Change	10
	2.7	Ranking	10
3.	Procedures to Be Followed by Holders Electing to Surrender Debentures for Repurchase		10
	3.1	Method of Delivery	10
	3.2	Agreement to be Bound by the Terms of the Option	11
	3.3	Delivery of Debentures	13
4.	Right of Withdrawal		14
5.	Payment for Surrendered Debentures		14
6.	Debentures Acquired		15
7.	Plans or Proposals of the Company		15
8.	Interests of Directors, Executive Officers and Affiliates of the Company in the Debentures		16
9.	Legal Matters; Regulatory Approvals		16
10.	Purchases of Debentures by the Company and its Affiliates		16
11.	Certain U.S. Federal Income Tax Consequences		17
	11.1	U.S. Holders	18
	11.2	Non-U.S. Holders	20
	11.3	Additional Withholding Requirements on Payments Made to Foreign Accounts	23
	11.4	Non-Tendering Holders	24
12.	Additional Information		24
13.	No Solicitations		25
14.	Definitions		25
15.	Conflicts		25

No person has been authorized to give any information or to make any representations other than those contained in this Optional Repurchase Notice and, if given or made, such information or representations must not be relied upon as having been authorized.  This Optional Repurchase Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful.  The delivery of this Optional Repurchase Notice shall not, under any circumstances, create any implication that the information contained herein is current as of any time subsequent to the date of such information.  None of the Company, its Board of Directors or its employees is making any representation or recommendation to any Holder as to whether to exercise or refrain from exercising the Option.  You should consult your own financial and tax advisors and must make your own decision as to whether to exercise the Option and, if so, the amount of Debentures for which to exercise the Option.

i

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Option.  To understand the Option fully and for a more detailed description of the terms of the Option, we urge you to read carefully the remainder of this Optional Repurchase Notice because the information in this summary is not complete and the remainder of this Optional Repurchase Notice contains additional important information.  We have included page references to direct you to a more detailed description of the topics in this summary.

Who is obligated to purchase my Debentures?

GenCorp Inc., a Delaware corporation (the “Company” or “we”), is obligated, at your option, to repurchase all or a portion of your 4.0625% Convertible Subordinated Debentures due 2039 (the “Debentures”).  (See Page 6)

Why are you obligated to repurchase my Debentures?

The terms of the Debentures require us to offer to repurchase all or a portion of your Debentures validly surrendered and not withdrawn at the option (the “Option”) of the holder thereof (the “Holder”), in accordance with the terms, procedures and conditions set forth in the Indenture dated as of December 21, 2009 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., a national banking association organized under the laws of the United States of America, as trustee (the “Trustee” or “Paying Agent”).  (See Pages 6-7)

What securities are you obligated to repurchase?

We are obligated to repurchase all of the Debentures surrendered at the Option of the Holders.  As of September 26, 2014, there was $133,643,000 in aggregate principal amount of the Debentures outstanding.  (See Pages 6-7)

How much will you pay and what is the form of payment?

Pursuant to the terms of the Indenture and the Debentures, we will pay in shares of the Company’s common stock, $0.10 par value (the “Common Stock”) a repurchase price equal to 100% of the principal amount of the Debentures being repurchased, plus any accrued and unpaid interest, including Additional Interest, if any, to, but excluding, December 31, 2014 (the “Optional Repurchase Price”), with respect to any and all Debentures validly surrendered for repurchase and not withdrawn. The number of shares of the Common Stock a Holder will receive in exchange for the Optional Repurchase Price will be that number of shares equal to (x) the Optional Repurchase Price to be paid to such Holder, divided by (y) the product of (i) the price per share of the Common Stock determined during the 40 consecutive Trading Days ending on the second Trading Day immediately preceding the Optional Repurchase Date using the sum of the Repurchase Daily Price Fractions for such 40 consecutive Trading Days (where “Repurchase Daily Price Fraction” means, for each such trading day, 2.5% multiplied by the Daily VWAP (as defined in the Indenture) per share of Common Stock for such day), multiplied by (ii) 97.5%.

We will not deliver fractional shares in any Optional Repurchase Price payment.  Instead, we will either (i) deliver a number of shares of Common Stock rounded up to the nearest whole number of shares or (ii) pay cash in lieu of fractional shares based on the per-share value determined pursuant the terms of the Indenture.

How can I determine the market value of the Debentures?

There currently is a limited trading market for the Debentures.  To the extent that the Debentures are traded, prices of the Debentures may fluctuate widely depending on such factors as trading volume, the balance between buy and sell orders, prevailing interest rates, the market price of our Common Stock, our operating results and the market for similar securities.  Holders are urged to obtain current market information for the Debentures, to the extent available, and our Common Stock before making any decision with respect to the Option.  Our Common Stock into which the Debentures are convertible, subject to terms, conditions and adjustments specified in the Indenture and the Debentures, is listed on the New York Stock Exchange (the “NYSE”) and the Chicago Stock Exchange under the symbol “GY.”  On September 26, 2014, the closing sale price of our Common Stock on the NYSE was $16.42 per share.  (See Pages 8-9)

Is the Company making any recommendation about the Option?

None of the Company or its Board of Directors or employees is making any recommendation as to whether you should exercise or refrain from exercising the Option.  You must make your own decision whether to exercise the Option and, if so, the amount of Debentures with respect to which to exercise the Option.  (See Pages 7-8)

When does the Option expire?

The Option expires at 5:00 p.m., New York City time, on December 30, 2014 (the “Expiration Date”).  We will not extend the period that Holders have to exercise the Option unless required to do so by applicable law (including, but not limited to, the federal securities laws).  (See Pages 6-7)

What are the conditions to the Company’s repurchase of the Debentures?

Provided that the Company’s repurchase of validly surrendered Debentures is not unlawful, the repurchase will not be subject to any conditions other than satisfaction of the procedural requirements described in this Optional Repurchase Notice.

As of the date of this Optional Repurchase Notice, all Holders of the Debentures hold the Debentures through accounts with The Depository Trust Company (“DTC”) and there are no certificated Debentures in non-global form.  Accordingly, all Debentures surrendered for repurchase hereunder must be delivered through the transmittal procedures of DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and conditions of that system. Delivery of Debentures by book-entry transfer electronically through DTC’s ATOP is a condition to the payment of the Optional Repurchase Price to the Holders of such Debentures.  (See Pages 6-7 and 13)

How do I deliver a Repurchase Notice and surrender my Debentures?

You may exercise the Option by delivering your Repurchase Notice and surrendering your Debentures to the Paying Agent at any time after the opening of business on December 1, 2014 until the close of business on the Expiration Date.

Delivery of the Debentures via ATOP will satisfy your requirement for physical delivery of a Repurchase Notice.  To surrender your Debentures for repurchase pursuant to the Option, you must surrender the Debentures through the transmittal procedures of DTC on or before 5:00 p.m., New York City time, on the Expiration Date.

Holders whose Debentures are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender such Holder’s Debentures and instruct such nominee to surrender the Debentures on the Holder’s behalf through the transmittal procedures of DTC on or before 5:00 p.m., New York City time, on the Expiration Date.

Holders who are DTC participants should surrender their Debentures electronically through ATOP, subject to the terms and procedures of that system, on or before 5:00 p.m., New York City time, on the Expiration Date.

You bear the risk of untimely surrender of your Debentures.  You must allow sufficient time for completion of the necessary DTC procedures before 5:00 p.m., New York City time, on the Expiration Date.  By surrendering your Debentures through the transmittal procedures of DTC, you agree to be bound by the terms of the Option set forth in this Optional Repurchase Notice.  (See Pages 10-14)

If I exercise the Option, when will I receive payment for my Debentures?

We will accept for payment all validly surrendered Debentures promptly upon expiration of the Option, which is 5:00 p.m., New York City time, on December 30, 2014.  On the third Business Day following the Optional Repurchase Date, we will issue and deliver to each Holder of record on the Optional Repurchase Date a certificate or certificates for, or effect a book-entry transfer through the Depositary with respect to the number of full shares of Common stock issuable in accordance with the provisions of the Indenture for the surrendered Debentures. (See Pages 14-15)

Your delivery of the Debentures by book-entry transfer electronically through DTC’s ATOP system is a condition to your receipt of the Optional Repurchase Price for such Debentures.

Can I withdraw previously surrendered Debentures?

Yes.  To withdraw previously surrendered Debentures, you (or your broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC and those set forth in the Indenture in sufficient time to allow DTC to withdraw your Debentures prior to 5:00 p.m., New York City time, on the Expiration Date.

You bear the risk of untimely withdrawal of previously surrendered Debentures.  You must allow sufficient time for completion of the DTC procedures before 5:00 p.m., New York City time, on the Expiration Date.  (See Page 14)

Do I need to do anything if I do not wish to exercise the Option?

No.  If you do not surrender your Debentures before the expiration of the Option, we will not repurchase your Debentures and such Debentures will remain outstanding subject to their existing terms.  (See Page 8)

If I choose to surrender my Debentures for repurchase, do I have to surrender all of my Debentures?

No.  You may surrender all of your Debentures, a portion of your Debentures or none of your Debentures.  If you wish to surrender a portion of your Debentures for repurchase, however, you must surrender your Debentures in a principal amount of $1,000 or a multiple thereof; provided that the portion not to be purchased is in a minimum principal amount of $2,000.  (See Page 10)

If I do not surrender my Debentures for repurchase, will I continue to be able to have my conversion rights?

Yes.  If you do not surrender your Debentures for repurchase, your conversion rights will not be affected.  You will continue to have the right to convert each $1,000 principal amount of the Debentures into 111.0926 shares of our Common Stock, subject to the terms, conditions and adjustments specified in the Indenture and the Debentures.  (See Page 8)

Can I elect to convert my Debentures at this time?

As of the date of this Optional Repurchase Notice, the Debentures are convertible into shares of Common Stock.  Any Debentures that have been validly surrendered may be converted only if the surrender of those Debentures is validly withdrawn in accordance with the terms of the Indenture and the Debentures.  (See Page 8)

If I am a U.S. resident for U.S. federal income tax purposes, will I have to pay taxes if I surrender my Debentures for repurchase pursuant to the Option?

A U.S. resident generally will not recognize any income, gain or loss on the surrender of any Debenture for repurchase solely for shares of our Common Stock pursuant to the Option, except with respect to cash received in lieu of a fractional share of common stock and the fair market value of any common stock attributable to accrued and unpaid interest.  We recommend that you consult with your tax advisor regarding the actual tax consequences to you.  (See Pages 17-24)

Who is the Paying Agent?

The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, is serving as Paying Agent in connection with the Option.  Its address and telephone and fax numbers are set forth on the front cover of this Optional Repurchase Notice.

Whom can I contact if I have questions about the Option?

Questions and requests for assistance in connection with the Option may be directed to the Paying Agent at the address and telephone and fax numbers set forth on the front cover of this Optional Repurchase Notice.

IMPORTANT INFORMATION CONCERNING THE OPTION

1.  Information Concerning the Company.  We are a manufacturer of aerospace and defense products and systems with a real estate segment that includes activities related to the re-zoning, entitlement, sale, and leasing of our excess real estate assets. We develop and manufacture propulsion systems for defense and space applications and armaments for precision tactical and long range weapon systems applications. Major market segments include space launch and in-space propulsion systems, missile defense, tactical missile systems, and force projection and protection systems.

Our principal executive offices are located at 2001 Aerojet Road, Rancho Cordova, CA 95742. Our mailing address is P.O. Box 537012, Sacramento, CA 95853-7012 and our telephone number is 916-355-4000.

2.  Information Concerning the Debentures.  The Debentures were issued under the Indenture.  We issued the Debentures having an aggregate principal amount of $200,000,000 in private transactions on December 21, 2009.  As of September 26, 2014, there was $133,643,000 in aggregate principal amount of the Debentures outstanding.  Interest accrues on the Debentures at the rate of 4.0625% per annum and is payable semi-annually in arrears in cash, in shares of Common Stock or any combination of cash and shares of Common Stock, at the option of the Company as permitted by Section 2.15 of the Indenture, on June 30 and December 31 of each year (each an “Interest Payment Date”) to the person in whose name a Debenture is registered at the close of business on the preceding June 15 and December 15 (each a “Record Date”), as the case may be.  The Debentures mature on December 31, 2039, unless earlier converted, redeemed or repurchased in accordance with the terms of the Indenture and the Debentures.

2.1  The Company’s Obligation to Repurchase the Debentures.  Pursuant to the terms of the Debentures and the Indenture, we are obligated to repurchase all of the Debentures validly surrendered and not validly withdrawn, at the Option of each Holder on December 31, 2014.

You may exercise the Option by delivering your Repurchase Notice and surrendering your Debentures to the Paying Agent at any time after the opening of business on December 1, 2014 until the close of business on the Expiration Date.

The Option will expire at 5:00 p.m., New York City time, on December 30, 2014, the Expiration Date.  We will not extend the period that Holders have to exercise the Option unless required to do so by applicable law (including, but not limited to, the federal securities laws).

The repurchase by the Company on the Expiration Date of validly surrendered Debentures that have not been validly withdrawn is not subject to any conditions other than that the Company’s repurchase pursuant to the Option is not unlawful and satisfaction of the procedural requirements described in this Optional Repurchase Notice.  Immediately after the Expiration Date, all rights (other than the right to receive the Optional Repurchase Price upon delivery of the Debentures) of the Holder of such Debentures will terminate

If any Debentures remain outstanding following the expiration of the Option, the Company will become obligated to repurchase the Debentures, at the option of the Holders, in whole or in part, on December 31,  2019,  December 31, 2024,  December 31, 2029 and December 31, 2034, in each case at a repurchase price in cash, shares of the Common Stock or any combination of cash and shares of the Common Stock, at the Company’s option, in an amount equal to the principal amount thereof plus any accrued and unpaid interest, including Additional Interest, if any, to, but excluding, the repurchase date thereof, unless the Debentures are earlier converted, redeemed or repurchased in accordance with the terms of the Indenture and the Debentures.

2.2  Optional Repurchase Price.  Pursuant to terms of the Indenture and the Debentures, the Optional Repurchase Price to be paid by the Company for the Debentures on the Expiration Date is equal to 100% of the principal amount of the Debentures being redeemed, plus accrued and unpaid interest, including Additional Interest, if any, to, but excluding, December 31, 2014, with respect to any and all Debentures validly surrendered for repurchase and not withdrawn.  Unless we default in making payment of the Optional Repurchase Price, interest on Debentures validly surrendered for repurchase will cease to accrue on and after December 31, 2014, the Repurchase Date designated in the Indenture.

The Optional Repurchase Price will be paid solely in shares of Common Stock with respect to any and all Debentures validly surrendered for repurchase (and not thereafter validly withdrawn) prior to 5:00 p.m., New York City time, on the Expiration Date.  Delivery of the Debentures by book-entry transfer to the account maintained by the Paying Agent with the DTC is a condition to the payment of the Optional Repurchase Price to the Holder of such Debentures.

The number of shares of the Common Stock a Holder will receive in exchange for the Optional Repurchase Price will be that number of shares equal to (x) the Optional Repurchase Price to be paid to such Holder, divided by (y) the product of (i) the price per share of the Common Stock determined during the 40 consecutive Trading Days ending on the second Trading Day immediately preceding the Optional Repurchase Date using the sum of the Repurchase Daily Price Fractions for such 40 consecutive Trading Days (where “Repurchase Daily Price Fraction” means, for each such trading day, 2.5% multiplied by the Daily VWAP (as defined in the Indenture) per share of Common Stock for such day), multiplied by (ii) 97.5%.

The Company will not deliver fractional shares for any Optional Repurchase Price payment.  Instead, the Company will either (i) deliver a number of shares of Common Stock rounded up to the nearest whole number of shares or (ii) pay cash in lieu of fractional shares based on the per-share value determined pursuant the terms of the Indenture.

Holders are urged to obtain the best available information as to potential current market prices of the Debentures, to the extent available, and our Common Stock before making a decision whether to surrender their Debentures for repurchase.

None of the Company or our Board of Directors or employees is making any recommendation to Holders as to whether to exercise or refrain from exercising the Option.  Each Holder must make his or her own decision whether to exercise the Option and, if so, the principal amount of Debentures for which to exercise the Option based on such Holder’s assessment of the current market value of the Debentures and our Common Stock and other relevant factors.

We recommend that you also consult with your tax and financial advisors with respect to the tax consequences of exercising the Option, including the applicability and effect of any U.S. federal, state and local law and any non-U.S. tax consequences in light of your own particular circumstances.

2.3  Conversion Rights of the Debentures.  Under certain circumstances, the Debentures are convertible into cash and, if applicable, shares of our Common Stock, in accordance with and subject to the terms of the Indenture and the Debentures.  As of the date of this Optional Repurchase Notice, the Debentures are convertible into shares of Common Stock, subject to the terms, conditions and adjustments specified in the Indenture and the Debentures.  Any Debentures that have been validly surrendered may be converted only if the surrender of those Debentures is validly withdrawn in accordance with the terms of the Indenture and the Debentures.  The conversion rate of the Debentures as of October 2, 2014 is 111.0926 shares of Common Stock per $1,000 principal amount of the Debentures, which is equivalent to a conversion price of $9.00 per share of Common Stock.  The conversion rate is subject to adjustment in accordance with the terms set forth in the Indenture and the Debentures.  The Trustee is currently acting as Conversion Agent for the Debentures.  The Conversion Agent can be contacted at the address and telephone and fax numbers set forth on the front cover of this Optional Repurchase Notice.

Holders who do not surrender their Debentures for repurchase pursuant to the Option, or who validly withdraw a surrender of their Debentures in compliance with the withdrawal procedures described in Section 4 of this Optional Repurchase Notice, will retain the right to convert their Debentures into Common Stock subject to the terms, conditions and adjustments specified in the Indenture and the Debentures.  If a Holder validly surrenders his or her Debentures for repurchase pursuant to the Option and the Holder subsequently wishes to convert such Debentures pursuant to the Indenture, the Holder may not convert its surrendered Debentures unless such Holder validly withdraws the Debentures in compliance with the procedures described in Section 4 of this Optional Repurchase Notice.

2.4  Market for the Debentures and our Common Stock.  There currently is a limited trading market for the Debentures.  To the extent that the Debentures are traded, prices of the Debentures may fluctuate widely depending on such factors as trading volume, the balance between buy and sell orders, prevailing interest rates, the market price of our Common Stock, our operating results and the market for similar securities.  A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float.  Consequently, our repurchase of any Debentures pursuant to the Option may reduce the float and may negatively affect the liquidity, market value and price volatility of the Debentures that remain outstanding following the expiration of the Option.

Our Common Stock, into which the Debentures are convertible, is listed on the NYSE and the Chicago Stock Exchange under the symbol “GY.”  The following table shows, for the periods indicated, the high and low sales prices per share of our Common Stock as reported by the NYSE:

	Common Stock Price
Year Ended November 30,	High	Low

2014
First Quarter	$19.21	$16.25
Second Quarter	$19.69	$16.32
Third Quarter	$19.77	$17.47
Fourth Quarter (through September 26, 2014)	$18.53	$16.31

2013
First Quarter	$12.36	$8.70
Second Quarter	$13.98	$11.82
Third Quarter	$17.76	$13.40
Fourth Quarter	$18.50	$15.01

2012
First Quarter	$6.15	$5.20
Second Quarter	$7.27	$5.75
Third Quarter	$9.25	$5.69
Fourth Quarter	$10.38	$8.05

As of September 25, 2014, 58,755,346 shares of Common Stock were outstanding. On September 26, 2014, the last reported sale price of our Common Stock on the NYSE was $16.42 per share.

The Holders of Debentures are not entitled to dividends.  Upon conversion of a Holder’s Debentures into Common Stock in accordance with the terms set forth in the Indenture and the Debentures, the Holder will be entitled to dividends, if any, paid generally to holders of Common Stock.  Our existing senior secured credit facility restricts the payment of dividends and we do not anticipate paying cash dividends in the foreseeable future.

We urge you to obtain current market information for the Debentures, to the extent available, and our Common Stock before making any decision whether to exercise or refrain from exercising the Option.

2.5  Optional Redemption.  At any time, the Company may, at its option, redeem the Debentures pursuant to Section 3.01 of the Indenture for cash, in whole or in part, if the Last Reported Sale Price of the Common Stock has been at least 150% of the Conversion price then in effect for at least twenty (20) trading days during any thirty (30) consecutive trading day period ended within five (5) Trading Days prior to date on which the Company provides the Redemption Notice (as defined in Section 3.01(f) of the Indenture).  Upon any such redemption, the redemption price will be equal to the sum of  (1) 100% of the principal amount to be redeemed, plus (2) accrued and unpaid interest, including Additional Interest, if any, to, but excluding, the Redemption Date, plus, (3) if the Company redeems the Debentures prior to December 31, 2014, a Make-Whole Optional Redemption Premium equal to the present value of the remaining scheduled payments of interest that would have been made on the Debentures to be redeemed had such Debentures remained outstanding from the redemption date to December 31, 2014. Such Make-Whole Optional Redemption Premium may be paid, at the Company’s option, in cash or, in shares of Common Stock, or a combination of cash and Common Stock.

2.6  Holders’ Right to Require Repurchase Upon a Fundamental Change.  Each Holder may require us to repurchase all or any part of his or her Debentures if there is a Fundamental Change (as defined in the Indenture) at a repurchase price in cash equal to 100% of the principal amount of Debentures to be redeemed plus accrued and unpaid interest, including Additional Interest, if any, to, but excluding, the fundamental change purchase date as designated by the Company.

2.7  Ranking.  The Debentures are general unsecured obligations and rank equal in right of payment to all of our other existing and future subordinated indebtedness, including the 2¼% Convertible Subordinated Debentures due 2024. The Debentures rank junior in right of payment to all of our existing and future Senior Indebtedness, including all of our obligations under our existing senior secured credit facility and all of our existing and future senior subordinated indebtedness. In addition, the Debentures are effectively subordinated to any of our collateralized debt and to any and all debt and liabilities, including trade debt of our subsidiaries.

3.  Procedures to Be Followed by Holders Electing to Surrender Debentures for Repurchase.  Holders will not be entitled to receive the Optional Repurchase Price for their Debentures unless they validly surrender (and do not thereafter validly withdraw) the Debentures between the period beginning after the opening of business on December 1, 2014 and continuing until before 5:00 p.m., New York City time, on the Expiration Date.  Only registered Holders are authorized to surrender their Debentures for repurchase.  Holders may surrender some or all of their Debentures; however, should only a portion of a Holders Debentures be surrendered, such Debentures must be in a principal amount of $1,000 or a multiple thereof; provided that the portion not so purchased is in a minimum principal amount of $2,000.

If Holders do not validly surrender their Debentures on or before 5:00 p.m., New York City time, on the Expiration Date or if they validly withdraw validly surrendered Debentures on or before 5:00 p.m., New York City time, on the Expiration Date, their Debentures will not be repurchased and will remain outstanding subject to the existing terms of the Debentures and the Indenture.

You will not be required to pay any commission to us, DTC or the Paying Agent in connection with your Option.  However, there may be commissions you need to pay your broker in connection with the surrender of the Debentures.

3.1  Method of Delivery.  The Paying Agent has informed the Company that, as of the date of this Optional Repurchase Notice, all Holders of the Debentures hold the Debentures through DTC accounts and that there are no certificated Debentures in non-global form. Accordingly, all Debentures surrendered for repurchase hereunder must be delivered through DTC’s ATOP, subject to the terms and conditions of that system.

This Optional Repurchase Notice constitutes the Company’s notice of the Optional Repurchase described in the Indenture, and delivery of the Debentures via ATOP will satisfy the Holders’ requirement for physical delivery of a Repurchase Notice.  Delivery of Debentures, including delivery and acceptance through ATOP, is at the election and risk of the Holders surrendering such Debentures.

3.2  Agreement to be Bound by the Terms of the Option.  By surrendering Debentures through the transmittal procedures of DTC, a Holder acknowledges and agrees as follows:

•	such Debentures shall be repurchased as of December 31, 2014 pursuant to the terms and conditions set forth in this Optional Repurchase Notice;

•	such Holder agrees to all of the terms of this Optional Repurchase Notice;

•	such Holder has received this Optional Repurchase Notice and acknowledges that this Optional Repurchase Notice provides the notices required pursuant to the Indenture and the Debentures;

•	upon the terms and subject to the conditions set forth in this Optional Repurchase Notice, the Indenture and the Debentures, and effective upon the acceptance for payment thereof, such Holder:

(i)	irrevocably sells, assigns and transfers to the Company all right, title and interest in and to all the Debentures surrendered,

(ii)	waives any and all rights with respect to the Debentures (including, without limitation, any existing or past defaults and their consequences),

(iii)
releases and discharges the Company and its directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Debentures that such Holder surrenders for repurchase, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments (including contingent interest payments) with respect to the Debentures or to participate in any conversion, redemption or defeasance of the Debentures that such Holder surrenders for repurchase, and

(iv)
irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such surrendered Debentures, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Debentures on the account books maintained by DTC, together with all necessary evidences of transfer and authenticity, to the Company, (b) present such Debentures for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Debentures (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company with respect to the Optional Repurchase Price of any surrendered Debentures that are repurchased by the Company), all in accordance with the terms set forth in this Optional Repurchase Notice;

•
such Holder represents and warrants that such Holder (i) owns the Debentures surrendered and is entitled to surrender such Debentures and (ii) has full power and authority to surrender, sell, assign and transfer the Debentures surrendered hereby and that, when such Debentures are accepted for repurchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances of any kind and not subject to any adverse claim or right;

•
such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Debentures surrendered;

•
such Holder understands that all Debentures properly surrendered for repurchase (and not thereafter withdrawn) prior to 5:00 p.m., New York City time, on the Expiration Date will be repurchased at the Optional Repurchase Price, in shares of Common Stock, pursuant to the terms and conditions of the Indenture, the Debentures and the other Notice Documents;

•
payment for Debentures repurchased pursuant to the Optional Repurchase Notice will be made on the third Business Day following the Optional Repurchase Date, whereby the Company will issue and deliver to each Holder of record on the Optional Repurchase Date a certificate or certificates for, or effect a book-entry transfer through the Depositary with respect to the number of full shares of Common stock issuable in accordance with the provisions of the Indenture for the surrendered Debentures;

•
surrenders of Debentures may be withdrawn by written notice of withdrawal delivered pursuant to the procedures set forth in this Optional Repurchase Notice at any time prior to 5:00 p.m., New York City time, on the Expiration Date;

•
all authority conferred or agreed to be conferred pursuant to the terms of the Option hereby shall survive the death or incapacity of the Holder, and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•
the delivery and surrender of the Debentures is not effective, and the risk of loss of the Debentures does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

•
all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any surrender of Debentures pursuant to the procedures described in this Optional Repurchase Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties.

3.3  Delivery of Debentures.

Debentures Held Through a Custodian.  A Holder whose Debentures are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender his or her Debentures and instruct such nominee to surrender the Debentures for repurchase on the Holder’s behalf through the transmittal procedures of DTC as set forth below in “Debentures in Global Form” on or prior to 5:00 p.m., New York City time, on the Expiration Date.

Debentures in Global Form.  A Holder who is a DTC participant may elect to surrender to the Company his or her beneficial interest in the Debentures by:

•
delivering to the Paying Agent’s account at DTC through DTC’s book-entry system his or her beneficial interest in the Debentures on or prior to 5:00 p.m., New York City time, on the Expiration Date; and

•
electronically transmitting his or her acceptance through DTC’s ATOP system, subject to the terms and procedures of that system, on or prior to 5:00 p.m., New York City time, on the Expiration Date.  Upon receipt of such Holder’s acceptance through ATOP, DTC will edit and verify the acceptance and send an agent’s message to the Paying Agent for its acceptance.  The term “agent’s message” means a message transmitted by DTC to, and received by, the Paying Agent, which states that DTC has received an express acknowledgment from the participant in DTC described in that agent’s message, stating the principal amount of Debentures that have been surrendered by such participant under the Option and that such participant has received and agrees to be bound by the terms of the Option, including those set forth in Section 3.2 of this Optional Repurchase Notice.

In surrendering through ATOP, the electronic instructions sent to DTC by the Holder (or by a broker, dealer, commercial bank, trust company or other nominee on the Holder’s behalf), and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of, and agreement to be bound by, the terms of the Option, including those set forth in Section 3.2 of this Optional Repurchase Notice.

HOLDERS THAT SURRENDER THROUGH DTC NEED NOT SUBMIT A PHYSICAL REPURCHASE NOTICE TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

You bear the risk of untimely surrender of your Debentures.  You must allow sufficient time for completion of the necessary DTC procedures before 5:00 p.m., New York City time, on the Expiration Date.

4.  Right of Withdrawal.  Debentures surrendered for repurchase may be withdrawn at any time if withdrawn in sufficient time to allow DTC to withdraw those Debentures prior to 5:00 p.m., New York City time, on the Expiration Date.  In order to withdraw Debentures, Holders (or such Holders’ broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC.  This means a Holder must deliver, or cause to be delivered, a valid withdrawal request through the ATOP system from the tendering DTC participant in sufficient time to allow DTC to withdraw those Debentures before 5:00 p.m., New York City time, on the Expiration Date.  The withdrawal notice must:

•
specify the DTC Voluntary Offer Instruction Number, the name of the participant for whose account such Debentures were tendered and such participant’s account number at DTC to be credited with the withdrawn Debentures;

•
contain a description of the Debentures to be withdrawn (including the principal amount to be withdrawn) and the principal amount, if any, of such Debenture that remains subject to the original Repurchase Notice and that has been or will be delivered for purchase by the Company; and

•
be submitted through the DTC ATOP system by such participant under the same name as the participant’s name is listed in the original tender, or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Debentures.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

HOLDERS THAT WITHDRAW THROUGH DTC NEED NOT SUBMIT A PHYSICAL NOTICE OF WITHDRAWAL TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE WITHDRAWAL PROCEDURES OF DTC.

You bear the risk of untimely withdrawal of your Debentures.  You must allow sufficient time for completion of the necessary DTC procedures before 5:00 p.m., New York City time, on the Expiration Date.

5.  Payment for Surrendered Debentures.  On the third Business Day following the relevant Optional Repurchase Date, we will issue and deliver to each Holder of record on the Optional Repurchase Date a certificate or certificates for, or effect a book-entry transfer through the Depositary with respect to the number of full shares of Common stock issuable in accordance with the provisions of the Indenture for the surrendered Debentures. The Company will not deliver fractional shares for any Optional Repurchase Price payment.  Instead, the Company will either (i) deliver a number of shares of Common Stock rounded up to the nearest whole number of shares or (ii) pay cash in lieu of fractional shares based on the per-share value determined pursuant the terms of the Indenture. Your delivery of the Debentures by book-entry transfer electronically through DTC’s ATOP system is a condition to your receipt of the Optional Repurchase Price for such Debentures.

For any Debenture that is surrendered to be partially repurchased in a denomination of an integral multiple greater than $2,000, the Company will execute and the Trustee will authenticate and deliver to the Holder of the surrendered Debenture a new Debenture or Debentures in authorized denominations in an aggregate principal amount equal to the unrepurchased portion of the Debenture.

6.  Debentures Acquired.  Any Debentures repurchased by us pursuant to the Option may not be reissued or resold, and will be cancelled in accordance with the Indenture.

7.  Plans or Proposals of the Company.  Except as described above in these materials or in our filings with the SEC, we currently have no plans which would be material to a Holder’s decision to exercise the Option and which relate to or which would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or those of any of our subsidiaries;

•	any material change in our present dividend rate or policy, or indebtedness or capitalization;

•
any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on our board of directors or to change any material term of the employment contract of any executive officer;

•	any other material change in our corporate structure or business;

•
any class of our equity securities being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of ours, or the disposition of our securities; or

•	any changes in our certificate of incorporation, bylaws or other governing instruments, or other actions that could impede the acquisition of control of us.

8.  Interests of Directors, Executive Officers and Affiliates of the Company in the Debentures.

To the knowledge of the Company:

•	none of the Company or its executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Debentures;

•	the Company will not repurchase any Debentures from such persons; and

•	during the 60 days preceding the date of this Optional Repurchase Notice, none of such officers, directors or affiliates has engaged in any transactions in the Debentures.

A list of the directors and executive officers of the Company is attached to this Optional Repurchase Notice as Annex B.

In connection with services to the Company, each of the Company’s executive officers and directors is a party to equity compensation plans and arrangements involving our Common Stock.  The Company is not and to the knowledge of the Company, none of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Option or with respect to the Debentures, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

9.  Legal Matters; Regulatory Approvals.  We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by the Option, or of any approval or other action by any government or regulatory authority or agency that is required for the repurchase of the Debentures pursuant to the Option, as described in this Optional Repurchase Notice.  Should any approval or other action be required, we presently intend to seek the approval or take the action.  However, we cannot assure you that we would be able to obtain any required approval or take any other required action.

10.  Purchases of Debentures by the Company and its Affiliates.  Neither we nor any of our subsidiaries nor, to our knowledge, any of our directors, executive officers or controlling persons, nor any affiliates of the foregoing, have engaged in any transaction in the Debentures during the 60 days prior to the date of this Optional Repurchase Notice.

Effective on the date of this Optional Repurchase Notice, we and our affiliates, including our executive officers and directors, are prohibited under applicable United States federal securities laws from purchasing Debentures (or the right to purchase Debentures) other than through the Option until at least the tenth business day after the Expiration Date.  Following such time, if any Debentures remain outstanding, we may exercise our right to redeem such Debentures, in whole or in part, and we and our affiliates may purchase Debentures in the open market, in private transactions, through a subsequent tender offer or otherwise, any of which may be consummated at purchase prices higher or lower than the Optional Repurchase Price, or which may be paid in cash or other consideration.  Any decision to purchase Debentures after the Expiration Date, if any, will depend upon many factors, including the market price of the Debentures, the amount of Debentures delivered for purchase pursuant to the Option, the market price of our Common Stock, our business and financial position, and general economic and market conditions.  Any such purchase may be on the same terms or on terms more or less favorable to the Holders of the Debentures than the terms of the Option as described in this Optional Repurchase Notice.

11.  Certain U.S. Federal Income Tax Consequences.

TO ENSURE COMPLIANCE WITH IRS CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT:  (A) THIS SUMMARY DISCUSSION AND ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS OPTIONAL REPURCHASE NOTICE IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY HOLDERS OF DEBENTURES FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON SUCH HOLDERS UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”); (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS OF DEBENTURES SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a summary of certain U.S. federal income tax consequences that may be relevant to U.S. Holders or Non-U.S. Holders (each as defined below) who surrender Debentures for repurchase pursuant to the Option.  For this purpose, a “holder” means a beneficial owner of a Debenture or the Common Stock into which a Debenture may be converted; a “U.S. Holder” means a holder that, for U.S. federal income tax purposes, is (i) a citizen or resident alien individual of the United States; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if it either (x) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable U.S. Treasury regulations (the “Treasury Regulations”) to be treated as a United States person (within the meaning of the Code); and a “Non-U.S. Holder” means a holder that, for U.S. federal income tax purposes, is an individual, corporation (or other entity taxable as a corporation for U.S. federal income tax purposes), estate or trust and, in each case, is not a U.S. Holder.

This summary applies only to beneficial owners of Debentures that hold the Debentures and any Common Stock acquired as a result of the exercise of the Option as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).  This summary is based upon provisions of the Code, the Treasury Regulations, administrative rulings and judicial decisions in effect as of the date hereof, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service (the “IRS”), so as to result in U.S. federal income tax consequences different from those discussed below.  No assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.  This summary also does not address the tax considerations arising under the laws of any U.S. state or local or non-U.S. jurisdiction or under any U.S. federal tax laws other than the U.S. federal income tax laws.  In addition, this summary does not address tax considerations applicable to the particular circumstances of a beneficial owner of Debentures that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	controlled foreign corporations, passive foreign investment companies, regulated investment companies and real estate investment trusts and shareholders of such entities that hold the Debentures;

•	persons subject to the alternative minimum tax;

•	entities that are tax-exempt for U.S. federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts;

•	dealers and traders in securities or currencies;

•	non-U.S. persons or entities, except to the extent specifically set forth below;

•
S corporations, partnerships and other pass-through entities, including entities and arrangements classified as partnerships for U.S. federal income tax purposes, and beneficial owners of such entities that hold Debentures;

•	Certain former citizens or long-term residents of the United States;

•	U.S. holders whose functional currency is not the U.S. dollar; and

•	persons holding Debentures as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security.

WE RECOMMEND TO EACH HOLDER THAT INTENDS TO SURRENDER ANY DEBENTURE FOR REPURCHASE PURSUANT TO THE OPTION TO CONSULT ITS OWN TAX ADVISOR AS TO THE U.S. FEDERAL, STATE AND LOCAL, AND ANY NON-U.S. TAX CONSEQUENCES TO IT IN LIGHT OF ITS OWN PARTICULAR CIRCUMSTANCES.

11.1  U.S. Holders

Surrender of Debentures for Repurchase.  A U.S. Holder generally will not recognize any income, gain or loss on the surrender of any Debenture for repurchase solely for shares of our Common Stock pursuant to the Option, except with respect to cash received in lieu of a fractional share of Common Stock and the fair market value of any Common Stock attributable to accrued and unpaid interest.  The tax basis of shares of Common Stock a U.S. Holder receives on the surrender of any Debenture generally will equal the adjusted tax basis in that Debenture at the time of repurchase (reduced by the portion of the adjusted tax basis allocable to a fractional share).  A U.S. Holder’s adjusted tax basis in the Debenture generally will be the initial purchase price for such Debenture (increased by the amount of market discount, if any, previously included in income, and decreased by the amount of any amortized bond premium, if any).  The holding period of the Common Stock a U.S. Holder receives on the surrender of any Debenture (other than shares attributable to accrued but unpaid interest) will generally include the period during which such Debentures were held prior to the repurchase.

With respect to cash received in lieu of a fractional share of our Common Stock, a U.S. Holder will be treated as if the fractional share were issued and received and then immediately redeemed for cash. Accordingly, the U.S. holder generally will recognize gain or loss equal to the difference between the cash received and that portion of the holder’s tax basis in the Common Stock attributable to the fractional share on a proportionate basis in accordance with its relative fair market value.

The value of any portion of our Common Stock that is attributable to accrued and unpaid interest on the Debentures not yet included in income by a U.S. Holder will be taxed as ordinary income.  The basis in any shares of Common Stock attributable to accrued and unpaid interest will equal the fair market value of such shares when received.  The holding period in any shares of Common Stock attributable to accrued and unpaid interest will begin on the day after the date of the repurchase.

Market Discount.  Market discount refers to the difference between the price upon acquisition and the issue price of a Debenture if a U.S. Holder acquires a Debenture other than in connection with its original issue at a price that is less than its issue price, unless such difference is less than ¼ of one percent of the principal amount at maturity multiplied by the number of complete years to maturity from the date of acquisition.

Amortizable Bond Premium.  Bond premium refers to the difference between the price upon acquisition and the principal amount of the Debenture if a U.S. Holder purchases a Debenture at a price that exceeds the principal amount of the Debenture.  The U.S. Holder may generally elect to amortize the bond premium against interest payable on the Debenture.

Distributions on Common Stock Received Pursuant to the Option.  Any distributions a U.S. Holder receives in respect of our Common Stock received pursuant to the Option generally will be treated as a dividend, subject to tax as ordinary income, to the extent payable out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), then as a tax-free return of capital to the extent of your tax basis in the shares of our Common Stock, and thereafter as gain from the sale or exchange of the stock.  Dividends received by a non-corporate U.S. Holder will qualify for taxation at a reduced 20% rate if the holder meets certain holding period and other applicable requirements.  Dividends received by a corporate U.S. Holder will be eligible for the dividends-received deduction if the holder meets certain holding period and other applicable requirements.

Sale or Other Taxable Disposition of Common Stock Received Pursuant to the Option.  A U.S. Holder will generally recognize gain or loss upon the sale or other taxable disposition of shares of our Common Stock equal to the difference between (1) the amount of cash and the fair market value of any property received and (2) the U.S. Holder’s adjusted tax basis in the shares of our Common Stock.  Any gain or loss recognized by a U.S. Holder generally will be treated as a capital gain or loss.  The capital gain or loss will be long-term if the U.S. Holder’s holding period in the Common Stock is more than one year at the time of sale, exchange or other taxable disposition and will be short-term if the U.S. Holder’s holding period is one year or less.  Long-term capital gains of individuals and other non-corporate taxpayers are generally eligible for reduced rates of taxation.  The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding.  In general, information reporting requirements will apply to the amount paid to a U.S. Holder with respect to interest paid on the Debentures, dividends paid on our Common Stock, or, under certain circumstances, the proceeds of a sale or other disposition of our Common Stock.  A U.S. Holder may also be subject to backup withholding on such payments unless the U.S. Holder (i) provides a correct U.S. taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements or (ii) is a corporation or other exempt recipient and, if required, provides a certification to such effect.  Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is furnished on a timely basis to the IRS.  U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.

11.2  Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder (as defined above).

Taxation of Interest.  Shares of Common Stock attributable to accrued and unpaid interest that are received by Non-U.S. Holders are generally subject to U.S. federal income tax at a rate of 30% (or a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence), collected by means of withholding by the payor.

Payments of accrued and unpaid interest on the notes to most Non-U.S. Holders, however, will qualify as “portfolio interest,” and thus will be exempt from U.S. federal income tax, including withholding of such tax, if the non-U.S. holders certify their nonresident status as described below.

The portfolio interest exemption will not apply to payments of interest to a Non-U.S. Holder that:

•	owns, actually or constructively, shares of our stock representing at least 10% of the total combined voting power of all classes of our stock entitled to vote;

•	is a “controlled foreign corporation” that is related, directly or indirectly, to us through stock ownership;

•
is engaged in the conduct of a trade or business in the United States to which such interest payments are effectively connected, and, generally, if an income tax treaty applies, such interest payments are attributable to a U.S. permanent establishment maintained by the non-U.S. holder (see the discussion under “—Non-U.S. Holders—Income or Gains Effectively Connected with a U.S. Trade or Business” below); or

•	is a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code.

 In general, a foreign corporation is a controlled foreign corporation if more than 50% of its stock (by vote or value) is owned, actually or constructively, by one or more U.S. persons that each owns, actually or constructively, at least 10% of the corporation’s voting stock.

The portfolio interest exemption, reduction of the withholding rate pursuant to the terms of applicable income tax treaty and several of the special rules for non-U.S. holders described below apply only if the holder certifies its nonresident status.  A non-U.S. holder can meet this certification requirement by providing a properly executed IRS Form W-8BEN or other appropriate IRS Form W-8 or substitute form to us or our paying agent prior to the payment.  If the non-U.S. holder holds the note through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent.  The Non-U.S. Holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Sale, Exchange, Redemption, Conversion or Other Disposition of Notes or Common Stock.  Non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, redemption, conversion or other disposition of Debentures or Common Stock (other than with respect to payments attributable to accrued interest, which will be taxed as described under “—Non-U.S. Holders—Taxation of Interest” above), unless:

•
the gain is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business (and, generally, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), in which case the gain would be subject to tax as described below under “—Non-U.S. Holders—Income or Gains Effectively Connected with a U.S. Trade or Business;”

•
the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the year of disposition and certain other conditions apply, in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S. source capital losses, would be subject to a flat 30% tax, even though the individual is not considered a resident of the United States; or

•	the rules of the Foreign Investment in Real Property Tax Act (or “FIRPTA”) (described below) treat the gain as effectively connected with a U.S. trade or business.

The FIRPTA rules may apply to a sale, exchange, redemption or other disposition of notes or Common Stock by a Non-U.S. Holder if we currently are, or were at any time within five years before the sale, exchange, redemption, conversion or other disposition (or, if shorter, the Non-U.S. Holder’s holding period for the Debentures or Common Stock disposed of), a “U.S. real property holding corporation” (or “USRPHC”).  In general, we would be a USRPHC if interests in U.S. real property comprised at least 50% of the fair market value of our assets.  We believe that we currently are not, and will not become in the future, a USRPHC.

Dividends.  Dividends paid to a Non-U.S. Holder on any Common Stock received on conversion of a note generally will be subject to U.S. withholding tax at a 30% rate.  The withholding tax on dividends, however, may be reduced under the terms of an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence.  A Non-U.S. older should demonstrate its eligibility for a reduced rate of withholding under an applicable income tax treaty by timely delivering a properly executed IRS Form W-8BEN or other appropriate IRS Form W-8 or substitute form.  A Non-U.S. Holder that is eligible for a reduced rate of withholding under the terms of an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.  Dividends on the Common Stock that are effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business are discussed below under “—Non-U.S. Holders—Income or Gains Effectively Connected with a U.S. Trade or Business.”

Income or Gains Effectively Connected with the Conduct of a U.S. Trade or Business.  The preceding discussion of the U.S. federal income and withholding tax considerations of the acquisition, ownership or disposition of Debentures or Common Stock by a Non-U.S. Holder assumes that the holder is not engaged in a U.S. trade or business.  If any interest on the Debentures, dividends on Common Stock, or gain from the sale, exchange, redemption, conversion or other disposition of the Debentures or Common Stock is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder, then the income or gain will be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in the same manner applicable to U.S. Holders.  If the Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States.  Payments of interest or dividends that are effectively connected with a U.S. trade or business (and, if a tax treaty applies, attributable to a permanent establishment or fixed base), and therefore included in the gross income of a Non-U.S. Holder, will not be subject to 30% withholding, provided that the holder claims exemption from withholding by timely filing a properly executed IRS Form W-8ECI or appropriate substitute form.  If the Non-U.S. Holder is a corporation (or an entity treated as a corporation for U.S. federal income tax purposes), that portion of its earnings and profits that is effectively connected with its U.S. trade or business generally also would be subject to a “branch profits tax.”  The branch profits tax rate is generally 30%, although an applicable income tax treaty might provide for a lower rate.

Information Reporting and Backup Withholding.  We must report annually to the IRS the interest and/or dividends paid to each Non-U.S. holder and the tax withheld, if any, with respect to such interest and/or dividends pursuant to the rules described above.  Copies of these reports may be made available to tax authorities in the country where the Non-U.S. Holder resides. Payments to Non-U.S. Holders of dividends on our Common Stock or interest on the Debentures may be subject to backup withholding unless the Non-U.S. Holder certifies its non-U.S. status on a properly executed IRS Form W-8BEN or other appropriate IRS Form W-8 or substitute form.  Payments to a Non-U.S. Holder upon a sale of our Common Stock through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury that it is not a U.S. person or otherwise establishes an exemption.  Any such payments made through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting, but not backup withholding, unless the broker has evidence in its records that the payee is not a U.S. person and has no knowledge or reason to know to the contrary.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is furnished on a timely basis to the IRS.  Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.

11.3  Additional Withholding Requirements on Payments Made to Foreign Accounts

Pursuant to Sections 1471 through 1474 of the Code, we may be required to withhold U.S. federal income tax at the rate of 30% on payments of interest and/or dividends and, beginning on January 1, 2017, gross proceeds from the sale or other taxable disposition (including a retirement or redemption) of the Debentures or shares of Common Stock received pursuant to the Option made to non-U.S. financial institutions and certain other non-U.S. nonfinancial entities unless they satisfy certain reporting requirements.  To avoid withholding, foreign financial institutions will need to (i) enter into agreements with the IRS that state that they will provide the IRS information, including the names, addresses and taxpayer identification numbers of direct and indirect U.S. account holders, comply with due diligence procedures with respect to the identification of U.S. accounts, report to the IRS certain information with respect to U.S. accounts maintained, agree to withhold tax on certain payments made to non-compliant foreign financial institutions or to account holders who fail to provide the required information, and determine certain other information as to their account holders, or (ii) in the event that an applicable intergovernmental agreement and implementing legislation are adopted, comply with modified requirements including in some cases providing local revenue authorities with similar account holder information.  Other foreign entities will need to either provide the name, address, and taxpayer identification number of each substantial U.S. owner or certifications of no substantial U.S. ownership unless certain exceptions apply or agree to provide certain information to other revenue authorities for transmittal to the IRS.  Accordingly, the entity through which the Debentures or shares of our Common Stock are held will affect the determination of whether such withholding is required.  Additionally, this withholding tax will apply to all withholdable payments without regard to whether the beneficial owner of the payment would otherwise be entitled to an exemption from the imposition of other withholding tax pursuant to an applicable tax treaty with the United States or U.S. domestic law.

Under a grandfathering rule, this legislation does not apply to any payments made under an obligation that is outstanding on July 1, 2014 (provided such obligation is not materially modified subsequent to such date) and any gross proceeds from the disposition of such obligation.  Holders of the Debentures are encouraged to consult with their tax advisors regarding the possible implications of this legislation on their investment in the Debentures or their ownership of shares of our Common Stock received pursuant to the Option.

11.4           Non-Tendering Holders

A holder whose Debentures are not repurchased by the Company pursuant to the Option will not incur any U.S. federal income tax liability as a result of the consummation of the offer to repurchase.

12.  Additional Information.  The Company is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”).  You may also read and copy any document we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C.  20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.  Such material may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov.

The Company has filed with the SEC a tender offer statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Option.  The Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The documents listed below (as such documents may be amended from time to time) contain important information about the Company and its financial condition:

•	The Company’s Annual Report on Form 10-K for the year ended November 30, 2013;

•	The Company’s Quarterly Report on Form 10-Q for the quarters ended February 28, 2014 and May 31, 2014;

•
The Company’s Current Reports on Form 8-K filed on February 4, 2014, February 7, February 27, March 21, 2014, March 31, 2014, April 9, 2014, April 11, 2014, April 21, 2014, April 28, 2014, June 3, 2014, June 11, 2014 and July 9, 2014;

•	All other reports filed pursuant to Sections 13, 14 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K mentioned above;

•	All documents filed with the SEC by the Company pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Company Repurchase Notice and prior to the Expiration Date; and

•
The description of the Registrant’s capital stock contained in its Registration Statement on Form 10 filed on May 20, 1935 under the Securities Exchange Act of 1934, as amended, as amended by Amendment No. 1 on Form 8, dated March 29, 1989 (File No. 1-1520).

In the event of conflicting information in these documents, you should rely on the information in the latest filed documents.

            If a material change occurs in the information set forth in this Optional Repurchase Notice, we will amend the Schedule TO accordingly.

13.  No Solicitations.  We have not employed or retained any persons to make solicitations or recommendations in connection with the Option.

14.  Definitions.  All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture or the Debentures, as applicable.

15.  Conflicts.  In the event of any conflict between this Optional Repurchase Notice on the one hand and the terms of the Indenture or the Debentures or any applicable laws on the other hand, the terms of the Indenture or the Debentures or applicable laws, as the case may be, will control.

None of the Company or our Board of Directors or employees is making any recommendation to any Holder as to whether to exercise or refrain from exercising the Option.  Each Holder must make his or her own decision whether to exercise the Option and, if so, the principal amount of Debentures for which to exercise the Option based on its own assessment of current market value and other relevant factors.

ANNEX A

FORM OF REPURCHASE NOTICE

If you wish to have your Debenture(s) repurchased by the Company pursuant to Section 3.02 or 3.03 of the Indenture, as the case may be, check the box:  [  ]

If you wish to have a portion of your Debenture(s) purchased by the Company pursuant to 3.02 or 3.03 of the Indenture, as the case may be, state the amount (in multiples of $1,000; provided that the portion not to be purchased is in a minimum principal amount of $2,000):  $_____________.

Your Signature:

(Sign exactly as your name appears on the Debenture)

Date:_____________________

Medallion Signature Guarantee:_____________________

Certificate Number(s) of Debenture(s) to be repurchased:_____________________

ANNEX B

INFORMATION ABOUT THE DIRECTORS

AND EXECUTIVE OFFICERS OF THE COMPANY

The table below sets forth information about our directors and executive officers as of October 2, 2014.  To the best of our knowledge after making reasonable inquiry, none of our directors or executive officers has beneficial ownership in the Debentures.

Name	Title
Scott J. Seymour	President, Chief Executive Officer and Director of the Company
Kathleen E. Redd	Vice President, Chief Financial Officer and Assistant Secretary
Warren M. Boley, Jr.	President, Aerojet Rocketdyne
Christopher C. Cambria	Vice President, General Counsel and Secretary
John D. Schumacher	Vice President, Business Relations
Warren G. Lichtenstein	Chairman of the Board of Directors
James R. Henderson	Director
David A. Lorber	Director
James H. Perry	Director
Thomas A. Corcoran	Director
Martin Turchin	Director
Merrill A. McPeak	Director

The business address of each executive officer and director is c/o GenCorp Inc., 2001 Aerojet Road, Rancho Cordova, California 95742 and the telephone number there is (916) 355-4000.